UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, D.C. 20549

FORM 8-K

CURRENT REPORT Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 3, 2006

MULTICELL TECHNOLOGIES, INC. (Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-10221 (Commission File Number)	52-1412493 (I.R.S. Employer Identification No.)

701 George Washington Highway Lincoln, Rhode Island 02865 (Address of principal executive offices, including zip code)

(401) 333-0610 (Registrant's telephone number, including area code)

N/A (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.02.  Termination of a Material Definitive Agreement.

On January 31, 2006, MultiCell Technologies, Inc. (the "Company) terminated the License Agreement (the "Agreement") between XenoTech, LLC, ("XenoTech") and the Company dated August 4, 2003. The Agreement was terminated by the Company prior to the end of the original seven-year term of the Agreement. Pursuant to the Agreement, among other things, the Company had granted a license to XenoTech to practice inventions and utilize and sell products and services included within certain intellectual property of the Company relating to immortalized human hepatic cells and cell lines. The Company terminated the Agreement due to the failure of XenoTech, with due notice, to cure various breaches within the time allotted by the Agreement.

Item 3.02  Unregistered Sale of Equity Securities.

On February 1, 2006, the Company issued a Warrant to Purchase Common Stock (the "Warrant") to Trilogy Capital Partners, Inc. (the "Holder"). Pursuant to the Warrant, the Holder is entitled to purchase from the Company up to 1,000,000 shares of the Company's Common Stock, at an exercise price per share of $0.60. The Warrant shall expire and shall no longer be exercisable on the earlier of February 1, 2009 or any change of control of the Company. The Company granted piggyback registration rights to the Holder with respect to the Warrant and the shares exercisable thereunder. The Warrant issuance was exempt from registration by virtue of Section 4(2) of the Securities Act of 1933, as amended. A copy of the form of the Warrant is filed herewith as Exhibit 4.1 and is incorporated herein by reference.

ITEM 9.01  Financial Statements and Exhibits.

     (c)  Exhibits
Exhibit No.	Description

4.1	Form of Warrant to Purchase Common Stock dated February 1, 2006 issued by the Company to Trilogy Capital Partners, Inc.

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MULTICELL TECHNOLOGIES, INC.

	By:	/s/ Gerard A. Wills

Gerard A. Wills Senior Vice President, Finance and Chief Financial Officer

Date: February 3, 2006